Exhibit 4.119

Share Pledge Agreement

No:

This Share Pledge Agreement (this “Agreement”) is entered into on December 1, 2014 by and among the following parties (“the Parties”):

Party A (the Pledgee) : KongZhong Information Technologies (Beijing) Co., Ltd.

Address: 35F,Tengda Plaza,No.168 Xiwai Street,Haidian District,Beijing,100044,China

Registration No: 110000410172515

Party B (the Pledgor) :Chen Junhong;

IDNo.: 350203197504274032

Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC.

WHEREAS,

1.	Party A is a wholly foreign owned company registered and valid existing in the PRC.

2.	Xiamen Xinreli Technology Co., Ltd. is a limited liability company(“the Company”) registered in the PRC.

3.	Party B (the “Pledgor”) is the shareholder of the Company, and owns paid-in 2 million RMB equity.

4.	Party A and the Company have signed Exclusive Consulting and Services Agreement on December 1, 2014; Party A, Party B and the Company have signed Option Agreement and Business Operations Agreement on December 1, 2014.

5.	In order to guarantee that Party A collects normally technical service fees under the Exclusive Consulting and Services Agreement, and to ensure the performance of Business Operation Agreement and Option Agreement, the Pledgor is willing to severally and jointly pledge all its equity interest in Party B to the Pledgee as a security for the performance of the obligations under the aforesaid agreement, with Party A as the Pledgee.

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Therefore, through friendly negotiations and in the principles of equality and mutual benefit, the parties hereby enter agreement as follows.

1.	Definitions

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge means the full content of Article 2 hereunder.

1.2	Equity Interest means all the equity interests in the Company legally and jointly held by the Pledgor and all the present and future rights and benefits based on such equity interest.

1.3	Reorganization Agreements mean Exclusive Consulting and Services Agreement, Option Agreement and Business Operations Agreement signed by Party A, the Company and the other relative parties on December, 1 2014.

1.4	Event of Default means any event in accordance with Article 7 hereunder.

1.5	Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

2.	Pledge

2.1	The Pledgor agrees to pledge all paid-in 2 million RMB equity in the Company to Party A as the security for Party A’s rights and interest under the Reorganization Agreements.

2.2	The Pledge under this Agreement refers to the rights owned by the Pledgee to collect the fees (including legal fees), expenditures losses, interests, compensations、damages. the expenses for enforcing creditor’s rights that the Company and/or the Pledgee shall pay under the Reorganization Agreement(RMB 100 million), and civil liabilities that the Company and the Pledgor shall bear in case the Reorganization Agreement wholly or partially becomes nullify due to any reason.

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2.3	The Pledge under this Agreement refers to the prior right owned by the Pledgee to the money gained from the conversion, auction, or sell of the equity interests pledged by the Pledgor to the Pledgee.

2.4	Unless with Party A’s prior written consent from the effective date of the Agreement, the pledge under this Agreement will be discharged only when the Company and Pledgor has performed all the obligations and liabilities under the Reorganization Agreement and Party A confirms in writing. Even though the Pledgor or the Company pays 2 million RMB back to the Pledgee directly ,the pledge obligations under this agreement can’t be terminated If the Company or Pledgor has not fully performed all or part of its obligations or liabilities under the Reorganization Agreement at the expiration of such agreements, Party A will maintain the pledge hereunder up to the date when all such obligations and liabilities are fully performed.

3.	Effect

3.1	This Agreement shall establish as of the date of signature by the Parties and with the common seals on it. The pledge under this Agreement shall take effect when the equity shares pledged are registered in the administrative authority of industry and commerce.

3.2	Party A is entitled to dispose the pledge from Party A’s reasonable notification hereunder if the Company fails to pay the fees in accordance with the Exclusive Consulting and Services Agreement or fail to perform other provisions of the Exclusive Consulting and Services Agreement, the Business Operation Agreement and the Option Agreement.

4.	Physical Possession Of Documents

4.1	The Pledgor shall deliver the physical possession of the Certificate of Distribution (original) of the Company to Party A, and submit certification of having pledged appropriate registered in the stock transfer books to Party A, go through all the approval and registration procedures with the Laws in the PRC, and provide the testify of the proper record of such pledge on the shareholders’ register of the Company to Party A within ten(10) days as of the date of conclusion of this Agreement or earlier time that be unanimously agreed by the Parties.

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4.2	If any changes occurs to the recorded items under the Pledge, it shall be registered in accordance with the Law, Party A and Party B shall make corresponding record within five (5) working days of such change, and provide the relative record documents.

4.3	During the term of the Pledge, the Pledgors shall inform the Company not distribute any dividend and bonus, or adopt any profit distribution plan; If the Pledgor is entitled to collect any economical interest except for dividend, bonus or other distribution plan of profit, it shall inform the Company remit such economical interest (after liquidation) to the bank account designated by Party A, and shall not utilize it without the prior written consent from Party A.

4.4     During the term of the Pledge, if the Pledgors subscribe for the new register capital of the Company or purchase the equity interests in other pledgor (the “new shares”), the new shares shall be the equity shares pledged automatically. The pledgor shall go through all the procedures for creating pledge on the new shares within ten (10)days of acquiring such shares. If the Pledgors fail to accomplish such procedures in accordance with the preceding provisions, Party A shall be entitled promptly exercise the Pledge pursuant to Article 8 under this Agreement.

5	Warranties And Representation Of The Pledgor

The Pledgor hereby makes the following representation and warranties to the Pledgee and confirm that Party A executes this Agreement, in reliance of such representation and warranties:

5.1	The Pledgor lawfully owns the equity interests hereunder and are entitled to create pledge on such the equity interests;

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5.2	From the date of execution of this Agreement and during the terms of the Pledge pursuant to Article 2.4 under this Agreement. Party A shall not be interfered by any other parties once the Party A exercises the rights of the Pledge in accordance with this Agreement.

5.3	Party A is entitled to dispose the pledge in accordance with relevant laws and this Agreement.

5.4	The execution and performance of this Agreement of the Pledgor has gained all necessary authorization and shall not violate any applicable laws and regulations. The representative who signs this Agreement shall be lawfully and effectively authorized.

5.5	Except for the pledge under this Agreement, there is no other burden of rights on the equity interests pledged by the Pledgors (including but not limited to pledge).

5.6	There is no pending or incoming civil, administrative or criminal litigation or administrative punishment or arbitration relating to the equity interests hereunder at the date of execution of this Agreement.

5.7	There are no outstanding taxes, fees or undecided legal procedures related with the equity interests hereunder at the date of execution of this Agreement.

5.8	Each provision hereunder is the expression of each Party’s true meaning and shall be binding upon all the Parties.

6	Covenant Of The Pledgor

6.1	During the term of this Agreement, the Pledgor covenants to Party A that the Pledgor will:

6.1.1	Unless consented by Party A, not transfer or assign the equity interests, create or permit to create any pledges which may have an adverse effect on the rights or benefits of the Pledgee without prior written consent from the Pledgee except transfer to the Pledgee or the person designated by the Pledgee as required by the Pledgee;

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6.1.2	comply with and implement laws and regulations with respect to the pledge of rights, present to Party A the notices, orders or suggestions with respect to the Pledge issued or made by the competent authority within five days upon receiving such notices, orders or suggestions and take actions in accordance with the reasonable instruction of Party A;

6.1.3	timely notify Party A of any events or any received notices which may affect the Pledgor’s equity interest or any part of its right, and any events or any received notices which may change the Pledgor’s any covenant and obligation under this Agreement or which may affect the Pledgor’s performance of its obligations under this Agreement, take actions in accordance with the instructions of Party A;

6.2	The Pledgors agree that Party A’s right of exercising the Pledge pursuant to this Agreement shall not be suspended or hampered by the Pledgors or any successors or transferees of the Pledgors or any other persons.

6.3	The Pledgors warrant to Party A that in order to protect or perfect the security over the obligation of the technical consulting and service fees under the Organization Agreement, the Pledgors shall make any necessary amendments on the Articles of Association of the Pledgor, and execute in good faith and cause other parties who have interests in the pledge to execute all the title certificates, contracts, and /or perform and cause other parties who have interests to take action as required by the Pledgee and make access to exercise the rights and authorization vested in the Pledgee under this Agreement, and execute all the documents with respect to the changes of certificate of equity interests with the Pledgee or another party designated by the Pledgee, and provides the Pledgee with all the documents regarded as necessary to the Pledgee within the reasonable time.

6.4	The Pledgors warrants to Party A that the Pledgors will comply with and perform all the guarantees, covenants, agreements, representations and conditions for the benefits of the Pledgee. The Pledgor shall compensate for all the losses suffered by Party A for the reasons that the Pledgor does not perform or fully perform their guarantees, covenants, agreements, representations and conditions.

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7	Event Of Default

7.1	The following events shall be regarded as an event of default:

7.1.1	The Company or its successors or transferees fails to make full payment of service fees under the Reorganization Agreement on time, or the Pledgors or its successors or transferees fail to perform the Business Operations Agreement, the Option Agreement and the Exclusive Consulting and Services Agreement;

7.1.2	The Pledgors make any material misleading or fraudulent representations or warranties under Article 5 and 6 herein, and/or the Pledgor is in violation of any representations or warranties under Article 5 and 6 herein;

7.1.3	The Pledgors gravely violate any provisions of this Agreement;

7.1.4	The Pledgors waive the pledged equity interests or transfers the pledged equity interests without prior written consent from the Pledgee except otherwise agreed under Article 6.1.1 herein;

7.1.5	The Pledgor’s any external loan, security, compensation, covenants or any other compensation liabilities are required to be repaid or performed prior to the scheduled date; or are due but can not be repaid or performed as scheduled and thereby cause the Pledgee to deem that the Pledgor’s capacity to perform the obligations herein is affected, which subsequently affects the interests of Party A;

7.1.6	The Pledgors are incapable of repaying the general debt or other debt, which subsequently affects the interests of Party A;

7.1.7	This Agreement is illegal for the reason of the promulgation of any related laws or the Pledgor's incapability of continuing to perform the obligations herein;

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7.1.8	Any approval, permits, licenses or authorization from the competent authority of the government needed to perform this Agreement or validate this Agreement are withdrawn, suspended, invalidated or materially amended;

7.1.9	The property of the Pledgor is adversely changed and causes Party A to deem that the capability of the Pledgor to perform the obligations herein is affected;

7.1.10	Other circumstances whereby the Pledgee is incapable of exercising the right to dispose the Pledge in accordance with relevant laws.

7.2	The Pledgor shall immediately give a written notice to Party A if the Pledgor is aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened or are going on.

7.3	Unless the event of default under Article 7.1 herein has been solved to Party A's satisfaction, Party A, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor and require the Pledgor to immediately make full payment of the outstanding fees under the Reorganization Agreement, and other payables or timely perform the Business Operation Agreement or the Option Agreement. If the Pledgor or the Company fails to redress its breach or take any necessary remedies within ten (10) days of giving such a written notice, Party A shall be entitled to dispose the Pledge in accordance with Article 8 herein.

8	Exercise Of The Right Of The Pledge

8.1	The Pledgor shall not transfer the pledge without prior written approval from Party A prior to the full repayment of the fees under the Reorganization Agreements.

8.2	Party A shall give a notice of default to the Pledgors when it exercises the right of pledge according to Article 7.3.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at any time when Party A gives a notice of default in accordance with Article 7.3 or thereafter.

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8.4	Party A is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the share pledged herein in accordance with legal procedure until the outstanding fees under the Reorganization Agreements and all other payables there under are repaid, and the full performance of the Business Operations Agreement or the Option Agreement.

8.5	The Pledgors shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance so that the Pledgee could realize its Pledge.

9	Transfer

9.1	The Pledgors shall not transfer the rights and obligations to any third party herein without prior consent from the Pledgee.

9.2	This Agreement shall be binding upon the Pledgors and their successors and be effective to Party A and his successors and assignees.

9.3	Party A may transfer its all or any rights and obligations under the Reorganization Agreement to any third party at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of Party A as if the assignee is a party hereto. When Party A transfers the rights and obligations under the Reorganization Agreement, at the request of Party A, the Pledgors shall execute relevant agreements and/or documents with respect to such transfer.

9.4	After the Pledgee’s change resulting from the transfer, the new parties to the pledge shall reexecute a pledge agreement and the Pledgors shall be in charge of going through all the registration procedures.

10	Fees And Other Charges

10.1	All the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges shall undertake by Pledgor. If the laws stipulate that Party A should pay relevant taxes and fees , the Pledgor shall compensate all taxes and fees to Party A.

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10.2	If the Pledgor doesn’t pay any payable taxes and fees under this agreement, or due to other reasons, lead to Party A to take any means or recourse, the Pledgor should undertake all fees( including but not limited to all kinds of taxes , fees ,management fees, legal fees, insurance expenses and so forth handling pledge .)

11	Force Majeure

11.1	If this Agreement is delayed in or prevented from performing in the Event of Force Majeure (“Event of Force Majeure”), only within the limitation of such delay or prevention, the affected party is absolved from any liability under this Agreement. Force Majeure, which includes acts of governments, acts of nature, fire, explosion, geographic change, flood, earthquake, tide, lightning, war, means any unforeseen events beyond the prevented party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The Party affected by Force Majeure who claims for exemption from performing any obligations under this Agreement or under any Article herein shall notify the other party of such exemption promptly and advice him of the steps to be taken for completion of the performance.

11.2	The Pledge affected by Force Majeure shall not assume any liability under this Agreement. However, subject to the Party affected by Force Majeure having taken its reasonable and practicable efforts to perform this Agreement, the Party claiming for exemption of the liabilities may only be exempted from performing such liability as within limitation of the part performance delayed or prevented by Force Majeure. Once causes for such exemption of liabilities are rectified and remedied, both parties agree to resume performance of this Agreement with their best efforts.

12	Applicable Law and Dispute Resolution

12.1	The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the PRC law.

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12.2	The parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties.

12.3	Each Party shall continue performance of this Agreement in good faith according to the stipulations herein except the matters in dispute.

13	Notice

Any notice or correspondence, which is given by the Party as stipulated hereunder, shall be in Chinese and English writing and shall be delivered in person or by registered or prepaid mail or recognized express service, or be transmitted by telex or facsimile to the following addresses:

Party A: KongZhong Information Technologies (Beijing) Co., Ltd.

Address: 35F, Tengda Plaza, No.168 Xiwai Street, Haidian District, Beijing, 100044, China

Tel: 010-88576000

Addressee: Zhang Yingnan

Party B: Chen Junhong

Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC

Tel: 86-592-5161157

Addressee: Chen Junhong

14	Appendices

The appendices to this Agreement are entire and integral part of this Agreement.

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15	Waiver

The Pledgee’s non-exercise or delay in exercise of any rights, remedies, power or privileges hereunder shall not be deemed as the waiver of such rights, remedies, power or privileges. Any single or partial exercise of the rights, remedies, power and privileges shall not exclude the Pledgee from exercising any other rights, remedies, power and privileges. The rights, remedies, power and privileges hereunder are accumulative and shall not exclude the application of any other rights, remedies, power and privileges stipulated by laws.

16	Miscellaneous

16.1	Any amendments, modifications or supplements to this Agreement shall be in writing and come into effect upon being executed and sealed by the parties hereto. For sure, if the industrial and commercial bureau which handled the share pledge declares that it’s no need to illustrate the specific amount of guarantee , this agreement will make amendment accordingly –no upper limit is setted.

16.2	The Parties hereby agree that this fair and equitable Agreement is executed on the basis of equality and mutual benefit, In case any terms and stipulations in this Agreement is regarded as illegal or can not be performed in accordance with the applicable law, such terms and stipulations shall be deemed to lose effect and enforcement within the scope governed by the applicable law, and the rest stipulations will remain effective.

16.3	Party B undertakes that with any alternation in proportion of the equity interest held by Party B, this Agreement shall be binding upon Party B, and all the equity interests in Party B on the occasion shall be bound by this Agreement.

16.4 This Agreement shall be executed in Chinese and kept in 4 copies.

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(No text on this page. Only for signature.)

Party A:

KongZhong Information Technologies (Beijing) Co., Ltd.

Authorized Representative:   _________________

Party B:
Chen Junhong

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